Exhibit 99.2

Pactiv Evergreen Inc. Declares Quarterly Dividend

LAKE FOREST, Ill., November 7, 2022 (GLOBE NEWSWIRE) -- Pactiv Evergreen Inc. (NASDAQ: PTVE) today announced that its board of directors has approved the payment of a quarterly dividend of $0.10 per share of common stock. The dividend will be paid on December 15, 2022 to shareholders of record at the close of business on November 30, 2022.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 16,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Contact:
Dhaval Patel
732.501.9657
dhaval.patel@pactivevergreen.com